UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2020

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
BURLINGTON,	MA	01803-4238
(Address of Principal Executive Offices)		(Zip Code)

(781) 270-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CIRCOR International, Inc. (the “Company”) appointed Amit Goel, age 44, to serve as the Company’s Vice President Finance, Corporate Controller and Chief Accounting Officer, effective September 16, 2020. Mr. Goel is a Certified Public Accountant and is joining the Company from Ernst & Young LLP, where he has been employed since 2003, and has been a Partner since 2013.

In connection with his employment, Mr. Goel’s annual base compensation has been initially set at an annual base salary of $300,000, together with a target annual bonus opportunity of 35% of his base salary. He also will receive a long-term incentive award in the form of a restricted stock unit award valued at $50,000 under the Company’s 2019 Stock Option and Incentive Plan which will be granted in early November 2020 using the lagging 20-day volume weighted average price per share, and will be eligible to receive additional equity awards at such times as the Compensation Committee of the Company’s Board of Directors approves such grants under the Company’s equity incentive plans. Mr. Goel will also be entitled to other benefits received by similarly situated employees.

In addition, in connection with his appointment, the Company and Mr. Goel will enter into a severance agreement and a change of control agreement substantially similar in form to the agreements entered into by the Company’s other executive officers. The severance agreement provides that if Mr. Goel resigns from the Company for good reason or the Company terminates him other than for cause prior to a change in control, he is entitled to a lump sum payment equal to (i) his then-current base salary and (ii) a pro-rata portion, based on his termination date, of what his actual annual incentive compensation would have been if he continued based on actual performance as compared to performance goals, and continuing subsidized medical coverage for up to one year. If Mr. Goel’s employment is terminated by the Company without cause or he resigns from the Company for good reason (each, a “Qualifying Termination”) on or within two years after a change in control, Mr. Goel’s cash severance would instead be a lump sum payment equal to (i) two times his then-current base salary, (ii) two times the greater of his target annual incentive compensation in effect during the fiscal year in which the termination occurs or the average of his actual annual incentive paid over the previous three years, (iii) a pro-rata portion of his target incentive compensation in effect during the fiscal year in which the termination occurs, (iv) subsidized medical coverage for up to two years, and (v) depending upon the type of change of control of the Company, Mr. Goel’s performance-based equity awards will remain outstanding and vest according to their terms and/or be paid out pro-rata based upon the actual level of performance for the applicable performance period, or immediately vest or be substituted by replacement awards if certain criteria are met. The foregoing description of the change in control agreement is qualified in its entirety by the full text of the change in control agreement, which is incorporated herein by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on August 7, 2020.

Mr. Goel will enter into the Company’s standard form of indemnification agreement for the Company’s directors and certain of its officers (the “Indemnification Agreement”). The Indemnification Agreement provides, to the fullest extent permitted by law, indemnification against all Expenses and Liabilities incurred in any Proceeding (other than a Proceeding initiated by the Company) arising by reason of Mr. Goel’s capacity as an officer (each term, as defined in the Indemnification Agreement). In addition, the Indemnification Agreement provides that the Company will pay to Mr. Goel all Indemnifiable Expenses (as defined in the Indemnification Agreement) incurred by him in connection with a Proceeding in advance of the final disposition of such Proceeding. The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of Indemnification Agreement, which is incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 12, 2003.

There are no arrangements or understandings between Mr. Goel and any other person pursuant to which he was appointed to his position, and Mr. Goel is not related to any executive officer or director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2020     CIRCOR INTERNATIONAL, INC.

/s/ Abhi Khandelwal
        By:  Abhi Khandelwal
Title: Senior Vice President and Chief Financial Officer